Exhibit 4.10

AMENDMENT NO. 2 TO THE REGISTRATION RIGHTS AGREEMENT

This AMENDMENT NO. 2 TO THE REGISTRATION RIGHTS AGREEMENT (this “Amendment”) is entered into as of March 2, 2022 by and among Gogo Inc. (the “Company”), Silver (XII) Holdings, LLC, a Delaware limited liability company, and Silver (Equity) Holdings, LP, a Delaware limited partnership (collectively, the “Investor” and, together with the Company, the “Parties”).

WHEREAS, each of the Parties are party to the registration rights agreement, dated April 9, 2021, as amended by the amendment to the registration rights agreement, dated May 25, 2021 (together, the “Agreement”) (unless otherwise defined herein, all capitalized terms used herein shall have the respective meanings assigned to such terms in the Agreement); and

WHEREAS, the Parties desire to amend certain terms and provision of the Agreement, as set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual promises hereinafter set forth, the Parties agree as follows:

1.
Amendments.
a.
Section 3(b)(i) of the Agreement is hereby amended and restated in its entirety as follows:

“(b) Filing and Effectiveness.

(i) The Company shall file an Initial Shelf Registration Statement providing for the registration of, and the sale or distribution from time to time on a continuous or delayed basis of, the Registrable Securities and cause such Initial Shelf Registration Statement to be declared effective by the SEC by no later than May 23, 2022 (it being agreed that any Initial Shelf Registration Statement shall be an Automatic Shelf Registration Statement that shall become effective upon filing with the SEC pursuant to Rule 462(e), if Rule 462(e) is then available to the Company).”

b.
In connection with the amendments described above, the Company acknowledges and agrees that (i) it will not be permitted to use or rely on the provisions of Section 3(d) of the Agreement to delay the filing or initial effectiveness of the Initial Shelf Registration Statement; and (ii) a Holder may deliver a Take-Down Notice prior to the effectiveness of the Initial Shelf Registration Statement pursuant to Section 3(e) of the Agreement so long as such Holder intends to effect a Shelf Offering after the effectiveness of the Initial Shelf Registration Statement.
2.
Miscellaneous.
a.
No Other Amendments. Except as expressly provided in Section 1 of this Amendment, the provisions of the Agreement are unchanged and will remain in full force and effect and nothing in this Amendment will be construed as a waiver of any rights or obligations of the Parties under the Agreement.
b.
Entire Agreement. This Amendment and the Agreement, together, (i) constitutes the entire agreement among the Parties with respect to the subject matter of this Amendment and the Agreement and supersede any prior discussions, correspondence, negotiation, proposed term sheet, agreement, understanding or agreement and there are no agreements, understandings, representations or warranties between the Parties other than those set forth or referred to in this Amendment and the Agreement and (ii) except as provided in Section 6 of the Agreement with respect to an Indemnified Party, is not intended to confer in or on behalf of any Person not a party to this

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Amendment and the Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof.
c.
Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed and to be performed wholly within such State and without reference to the choice-of-law principles that would result in the application of the laws of a different jurisdiction.
d.
Titles and Subtitles. The titles of the sections and subsections of this Amendment are for convenience of reference only and will not affect the meaning or interpretation of this Amendment.
e.
Counterparts; Facsimile Signatures. This Amendment may be executed in any number of counterparts (including via facsimile and electronic transmission), each of which shall be an original, but all of which together shall constitute one instrument. This Amendment may be executed by facsimile signature(s).

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IN WITNESS WHEREOF, each of the undersigned has executed this Amendment or caused this Amendment to be duly executed on its behalf as of the date first written above.

GOGO INC.

By: /s/ Marguerite M. Elias

Name: Marguerite M. Elias
Title: Executive Vice President, General
Counsel and Secretary

SILVER (XII) HOLDINGS, LLC

By: /s/ Mark M. Anderson
Name: Mark M. Anderson
Title: President

SILVER (EQUITY) HOLDINGS, LP
By: GTCR Partners XII/A&C LP, its general partner
By: GTCR Investment XII LLC, its general partner

By: /s/ Jeffrey S. Wright
Name: Jeffrey S. Wright
Title: Authorized Signatory

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